Exhibit 99.1

[Letterhead of Petrochemical Industries Company (K.S.C.)]

Ref: MD/10-2/2008

31st Dec. 2008

To:	The Dow Chemical Company
2030 Dow Center
Midland
Michigan
USA 48674
FAO:	General Counsel

cc.	Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
USA
FAO:	George Casey

Dear Sirs,

Joint Venture Formation Agreement between Petrochemical Industries Company (K.S.C.) (“PIC”) and The Dow Chemical Company (“TDCC”) dated 28 November 2008 (“JVFA”)

I am writing to notify you formally that the Council of Ministers of Kuwait has, by resolution number 1262 dated 28 December 2008, instructed the Supreme Petroleum Council of Kuwait (“SPC”) to withdraw its approval of the transaction, and the SPC has, by resolution number (2008/6)/86/1 dated 28 December 2008, rescinded such approval.  As a result, PIC cannot lawfully complete the transaction.

PIC regrets that the Government of Kuwait has taken this decision.  However, as a result it is no longer possible for Closing to take place on 2 January 2009, since by the terms of the JVFA, the Conditions Precedent to Closing will not have been fulfilled.  Specifically, but without limitation, Closing would violate an order of a Government Authority (clause 5.1(a) of the JVFA) and would contravene an Applicable Law with Material Adverse Effect (clause 5.1(c)) and the resolutions of the Council of Ministers and of the SPC constitute a Material Adverse Change (clause 5.3(d)).

PIC remains committed to the transaction and is currently considering what can be done to persuade the Government to reverse its decision.  PIC also notes that clauses 5.4 and 9.19 of the JVFA require the parties to use all commercially reasonable efforts to procure the satisfaction of the Conditions Precedent. PIC confirms that it will continue to make such efforts, and it will keep TDCC informed of its progress in this regard.

In the meantime, I note that Closing must be postponed.  The new Closing Date will be the last Business Day of the calendar month in which all of the Conditions Precedent are satisfied or waived, subject to the Outside Date of 28 May 2009.

Yours faithfully,

/s/ Maha Mulla Hussain

Maha Mulla Hussain